Exhibit 99.1

Vision-Sciences, Inc. Launches New Distal-Chip Based Advanced Endoscopes for Unsedated Esophagoscopy at World’s Largest Conference of Gastroenterologists

Physicians say that Sedationless Transnasal Endoscopy is now Practical with EndoSheath® Esophagoscopy

ORANGEBURG, June 2, 2008 -- Vision-Sciences, Inc. (NasdaqCM:VSCI - News) (“Vision-Sciences'' or the ``Company'') announced today that it has launched to the global gastroenterology market its new video-based flexible esophagoscope at the Digestive Disease Week Annual Conference (“DDW”) in San Diego, California.

The new scope is part of a series of uniquely advanced digital endoscopy platforms to be launched by the Company. The TNE-5000 flexible, digital esophagoscope allows for transnasal access to the esophagus and stomach to perform diagnostic and therapeutic procedures without general anesthesia or intravenous sedation.

During the procedure, the patient's comfort is enhanced by the scope's use of the smallest diameter insertion tube. Along with increased comfort, patients get the benefit of a sterile insertion tube with every procedure. This benefit is unique to  Vision-Sciences’ endoscopes when used with the EndoSheath® technology.

Unlike endoscopes from other manufacturers, Vision-Sciences’ new TNE-5000 Esophagoscope does not contain difficult-to-clean operating channels. Instead, the scope utilizes the Company’s patented, disposable, sterile and latex-free Slide-On® EndoSheath® technology that covers the entire endoscope. There is a sterile operative channel within each disposable EndoSheath® Loading Unit. The sheath completely covers the entire reusable endoscope and prevents any contact between the scope and the patient, thereby eliminating the possibility of scope cross contamination.
Additionally, the sterile EndoSheath® technology eliminates the need for an elaborate, 45-minute chemical bath, to “clean” or “disinfect” flexible scopes (which are never sterile) between procedures, thereby reducing equipment turnover to less than 5 minutes, limiting capital investment for multiple scope inventory, reducing exposure to toxic chemicals, and dramatically lowering repair and maintenance costs. This enables a physician to perform this simple procedure in an office or clinic setting with unprecedented efficiency.
“We believe that EndoSheath® Esophagoscopy provides the gastroenterologist an effective and practical method for screening, diagnosing, and treating the esophagus,” stated Mr. Ron Hadani, CEO of Vision-Sciences. “Esophageal Cancer growth rates are among the highest, and we believe one of the best weapons to fight this trend is the ability for simple, effective, patient-comfortable examination of the esophageal anatomy.''

According to the American Cancer Society, an estimated 15,560 new cases of esophageal cancer will be diagnosed this year, making it one of the nation’s fastest growing cancers. Esophageal cancer is usually diagnosed at a late stage with poor survival rates.

During the DDW Conference the Company sponsored live unsedated esophagoscopy procedures performed by a distinguished panel of academic physicians using the newly launched TNE-5000 Esophagoscope and EndoSheath® Technology. The panel included:

·	Jonathan E. Aviv, M.D., Professor of Otolaryngology and Head and Neck Surgery at Columbia University Medical Center, New York-Presbyterian Hospital

·	Peter C. Belafsky, M.D., M.P.H., Ph.D., Director, Center for Voice and Swallowing, University of California, Davis

·	Kia Saeians, M.D., Associate Professor of Medicine, Director of Endoscopy Laboratory, Program Director of GI Fellowship and Hepatology, Medical College of Wisconsin

Several physicians asked to be scoped so that they could experience the distinctive high comfort level associated with the new Vision-Sciences TNE-5000 scope. After Professor, Doctor Paul Enck from the Universitätsklinikum Tübingen, in Germany was scoped by Dr. Aviv, Professor Enck stated, “TNE scopes have been around for some time. Now, Vision-Sciences has made this procedure quite practical because there is an opportunity for a simple-to-perform esophagoscopy on a moment’s notice with a remarkably superior image!”

“There are a growing number of ways in which gastroenterologists may monitor the esophageal anatomy. As demonstrated at this conference, our technology brings the ability for immediate visualization of the esophageal anatomy, and, if needed, the ability to do on-the-spot biopsies, without putting the patient to sleep,'' states Mr. Carlos Babini, Executive Vice President of Vision-Sciences. “Because patients do not have to undergo intravenous sedation, immediately after the procedure the patient can simply walk away and resume normal daily activity.''
The disposable, sterile EndoSheath® Technology is a proven effective barrier against microorganisms as small as 27 nanometers -- the FDA's benchmark for microbial barriers. All other microorganisms dangerous to humans such as the AIDS (80-120 nanometers), Hepatitis-C (30-60 nanometers) or Herpes Simplex Virus (150-200 nanometers) are significantly larger. With concerns over bacteria such as Staphylococcus aureus, the EndoSheath® technology was recently the focus of a clinical study at the University of Wisconsin that found with the EndoSheath® technology and a recommended cleaning procedure, no bacteria could be cultured from a post-patient use endoscope. The clinical and laboratory studies demonstrate Vision-Sciences’ commitment to the best in infection control in endoscopy.

About Vision-Sciences:

Vision-Sciences, Inc. (NasdaqCM:VSCI - News) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing the proprietary sterile disposable EndoSheath® Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a sterile, contaminant-free endoscope insertion.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates'' ``enables'' or ``plans'' to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Contact:
Vision-Sciences, Inc.
Christian Escobar, Marketing Manager
845-365-0600